SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 19, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events

A.   Proposed Decisions Regarding Proposed Settlement Agreement

          As previously disclosed, PG&E Corporation, its subsidiary, Pacific Gas and Electric Company (Utility), and the staff of the California Public Utilities Commission (CPUC) announced a proposed settlement agreement (Settlement Agreement) to jointly support a new plan of reorganization (Settlement Plan) submitted to the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) where the Utility’s proceeding commenced under Chapter 11 of the U.S. Bankruptcy Code is pending.  To become effective, among other conditions, the Settlement Agreement must be entered into by the CPUC by December 31, 2003.  CPUC hearings to consider the Settlement Agreement were completed on September 26, 2003.

          On November 18, 2003, the CPUC administrative law judge (ALJ) who presided at the hearings issued a proposed decision regarding the Settlement Agreement.  Additionally, the CPUC Commissioner assigned to the proceeding, who is also the President of the CPUC, issued two alternate proposed decisions (Alternate Decision 1 and Alternate Decision 2).  In its November 19, 2003 press release, the CPUC stated that the assigned Commissioner preferred Alternate Decision 2.  All three proposed decisions would find that the regulatory asset and rates resulting from the Settlement Agreement would be reasonable.  However, the ALJ’s proposed decision and Alternate Decision 2  recommend modifications to the Settlement Agreement.  All three proposed decisions were issued for the CPUC to consider at its regular meeting to be held on December 18, 2003.  The CPUC has scheduled oral arguments in the case on December 2, 2003.  Comments by interested parties are due by December 8, 2003, and reply comments are due by December 15, 2003.  The CPUC’s press release stated that other CPUC Commissioners may issue their own alternate decisions by December 4, 2003, with comments due by December 11, 2003.  The CPUC may accept, reject or modify any proposed or alternate decision.  PG&E Corporation and the Utility are unable to predict the outcome of this matter.

           ALJ’s Proposed Decision.  The ALJ’s proposed decision recommends that the CPUC reject the Settlement Agreement and approve a modified settlement agreement.  The ALJ’s proposed decision would conclude that the CPUC lacks authority to agree to be bound by the Settlement Agreement and the Settlement Plan.  Therefore, the ALJ’s proposed decision would modify the Settlement Agreement by deleting provisions of the Settlement Agreement that provide that (a) the Settlement Agreement and the Settlement Plan would be irrevocable and binding upon the parties, notwithstanding any future decisions or orders of the CPUC or contrary state law, and (b) the Bankruptcy Court would retain jurisdiction over the Settlement Agreement and the Settlement Plan for purposes of enforcement.  The ALJ’s proposed decision would state that the CPUC intends that all future Commissions should recognize and give all possible consideration and weight to the fact that the modified settlement agreement has been approved based upon the expectations and reasonable reliance of the parties and the CPUC that all of its terms and conditions would remain in effect for the full term of the agreement and would be implemented by future Commissions.

          The ALJ’s proposed decision recommends that the following provisions also be deleted from the Settlement Agreement:

-

The provision which acknowledges that in order for the benefits of the Settlement Agreement to be realized, both the Utility and PG&E Corporation must be able to pay dividends and repurchase stock when appropriate, and which states that the parties agree that, other than the capital structure and stand-alone dividend conditions contained in prior CPUC decisions authorizing the formation of PG&E Corporation, the CPUC would not restrict the ability of the boards of directors of either the Utility or PG&E Corporation to declare and pay dividends or repurchase common stock.

-	The provision under which the CPUC would agree to act to facilitate and maintain investment grade credit ratings for the Utility.

-

The provision which precludes the waiver of the requirement in the Settlement Plan that Standard and Poor’s and Moody’s Investor’s Service, Inc. shall have issued investment grade company credit ratings for the Utility as a condition precedent to the effective date of the Settlement Plan.

-

The provisions which state the parties’ intent that the Utility emerge from Chapter 11 with an investment grade company rating, that the Utility’s company credit rating should improve over time, and that the CPUC be required to provide timely and full recovery of the Utility’s reasonable costs of providing utility service over the term of the Settlement Agreement.

-	The provision which precludes the Settlement Plan from including the issuance of any new preferred or common stock.

          The ALJ’s proposed decision also would require the Utility to increase its funding to support environmental enhancement activities to $100 million over 10 years, as compared to $70 million proposed in the Settlement Agreement.  The Utility would be authorized to recover the $100 million in its retail rates without further review.  The ALJ’s proposed decision also would require the Utility to increase its funding to support research and investment in clean energy technology to $30 million over five years, as compared to $15 million proposed in the Settlement Agreement.  The funds to support clean energy technology and investment would not be recoverable in retail rates.

           Alternate Decisions 1 and 2.  Both Alternate Decisions 1 and 2 would find that the CPUC has the authority to enter into a settlement agreement and bind future Commissions and that the Bankruptcy Court has jurisdiction to enforce it.

          Alternate Decision 1 recommends that the CPUC approve the Settlement Agreement without change.

          Alternate Decision 2, which the Assigned Commissioner prefers, recommends that the following provisions be deleted from the Settlement Agreement:

-

The provision which acknowledges that in order for the benefits of the Settlement Agreement to be realized, both the Utility and PG&E Corporation must be able to pay dividends and repurchase stock when appropriate and which states that the parties agree that, other than the capital structure and stand-alone dividend conditions contained in prior CPUC decisions authorizing the formation of PG&E Corporation, the CPUC would not restrict the ability of the boards of directors of either the Utility or PG&E Corporation to declare and pay dividends or repurchase common stock.

-

The phrase “notwithstanding any contrary state law” from the provisions which state that the Settlement Agreement, the Settlement Plan, and the confirmation order would be enforceable in accordance with federal law, notwithstanding any contrary state law.  Alternate Decision 2 explains that the CPUC can only enter into a settlement agreement if it is consistent with state law, and that the phrase is therefore irrelevant.

          Alternate Decision 2 would clarify the provision of the Settlement Agreement which states that the CPUC would agree to act to facilitate and maintain investment grade credit ratings for the Utility.  The clarification would provide that the Settlement Agreement would be interpreted so that the CPUC would not be obligated to guarantee such a credit rating when there are other causes, besides the CPUC’s actions (e.g., the Utility’s imprudent conduct resulting in a disallowance), which are responsible for any threats to the Utility’s investment grade credit rating.

          Alternate Decision 2 would provide for the same additional funding for support of environmental enhancements and clean energy technology as provided in the ALJ’s proposed decision.

B.   Conclusion of Confirmation Trial Testimony in Utility’s Chapter 11 Proceeding

          As previously disclosed, the confirmation trial of the Settlement Plan in the Bankruptcy Court began on November 10, 2003.  On November 17, 2003, testimony concluded in the trial after four days of hearings.  The Bankruptcy Court has scheduled closing arguments on November 24, 2003.

C.   Ninth Circuit Preemption Decision

          As previously disclosed, in connection with the original plan of reorganization filed by the Utility and PG&E Corporation, on May 14, 2003, the U.S. Court of Appeals for the Ninth Circuit (Ninth Circuit) heard oral argument in the appeal filed by the CPUC and other parties of the August 30, 2002, order issued by the U.S. District Court for the Northern District of California (District Court) finding that the U.S. Bankruptcy Code expressly preempts "non-bankruptcy laws that would otherwise apply to bar, among other things, transactions necessary to implement the reorganization plan."  The District Court order had reversed an earlier ruling by the Bankruptcy Court which found that bankruptcy law did not expressly preempt certain non-bankruptcy laws in connection with the original plan of reorganization, but that it could impliedly preempt non-bankruptcy laws in certain circumstances.

          On November 19, 2003, the Ninth Circuit issued a decision agreeing with the District Court’s finding that a Chapter 11 reorganization plan expressly preempts otherwise applicable non-bankruptcy laws.  However, the Ninth Circuit ruled that the scope of such express preemption is limited to those non-bankruptcy laws relating to financial condition.  The Ninth Circuit determined that neither the Bankruptcy Court nor the District Court had applied the proper standard of express preemption.  It therefore reversed the District Court’s August 30, 2002 decision and remanded the matter back to the Bankruptcy Court for further proceedings to determine whether the Utility’s and PG&E Corporation’s original plan of reorganization satisfied the express preemption standard announced by the Ninth Circuit.

          Although the Ninth Circuit stated that the question of implied preemption was not before it in the appeal, it reaffirmed that implied preemption could apply under the Bankruptcy Code, even if express preemption did not.

The Settlement Agreement discussed above does not rely on the bankruptcy law preemption issues addressed in the Ninth Circuit decision.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary

Dated: November 19, 2003